EXHIBIT 5

OPINION OF DUANE MORRIS LLP

Duane Morris LLP

Attorneys at Law

1667 K Street, NW, Suite 700

Washington, DC 20006-1608

202/776-7800

June 6, 2003

Petroleum Development Corporation

103 East Main Street

Bridgeport, West Virginia 26330

Re: PDC 2003 Drilling Program I

Dear Sirs:

We have acted as counsel to PDC 2003 Drilling Program I (the "Program"), in connection with the offer and sale of securities of a series of two limited partnerships, PDC 2003-C Limited Partnership and PDC 2003-D Limited Partnership (the "Partnerships," each a "Partnership") to be organized as limited partnerships under the West Virginia Uniform Limited Partnership Act in accordance with their respective Limited Partnership Agreements in the forms provided to us (each a "Partnership Agreement"), and the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-1 (the "Registration Statement") for 2,625 units of general and limited partnership interests in the Partnerships (the "Units").

As such counsel, we have reviewed each of the form of Partnership Agreements, the Registration Statement, including prospectus included therein (the "Prospectus"), and such other documents pertaining to the Program and the Partnerships as we have deemed necessary for the purpose of rendering this opinion.

Based upon the foregoing, we are of the opinion that:

When issued and sold against payment therefor in accordance with the Registration Statement and the respective Partnership Agreement for the Partnership to which the respective Units relate, and upon the filing with the West Virginia Secretary of State the Certificate of Limited Partnership of each such Partnership and the due execution of each Partnership Agreement and all appropriate amendment or amendments to such Partnership Agreement by the respective additional general partners and limited partners thereof, reflecting the admission of the subscribers thereto as additional general partners and limited partners in accordance with West Virginia law, the Units will constitute validly issued and fully paid and non-assessable general and limited partnership interests, as appropriate, in the respective Partnership.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Prospectus.

Sincerely,

/s/ Duane Morris LLP

DUANE MORRIS LLP